                                                                    EXHIBIT 12.1

               Calculation of Ratio of Earnings to Fixed Charges
                    (in thousands except for ratio amounts)
                                  (unaudited)

                                                                                                  3 Months ended
                                                               Year                                   March 31
                                         ----------------------------------------------------   -------------------
                                           1996       1997       1998       1999       2000       2000        2001
                                           ----       ----       ----       ----       ----       ----        ----
Income (Loss) before income taxes         31,891      3,055     35,336     43,071     18,429    (22,819)    (44,005)
Interest expense                          48,367     65,971     45,860     23,300     39,359      5,661      13,349
                                         -------    -------    -------    -------    -------    -------     -------
Earnings                                  80,258     69,026     81,196     66,371     57,788    (17,158)    (30,656)
                                         =======    =======    =======    =======    =======    =======     =======
Fixed Charges (Interest expense)          48,367     65,971     45,860     23,300     39,359      5,661      13,349
                                         -------    -------    -------    -------    -------    -------     -------
Ratio of Earnings to Fixed Charges           1.7        1.0        1.8        2.8        1.5       (3.0)       (2.3)
                                         =======    =======    =======    =======    =======    =======     =======